Exhibit 99.1

Non-MDL Opioid-Related Litigation Case Citations

A. Case Citations For Pending State Court Cases as of December 1, 2025

Reiner v. CVS Pharm., Inc., et al., Nev. 5th Jud. Dist. Ct., Nye Cty., 2/26/2024; Chaney v. CVS Pharm., Inc., et al., Ky. Cir. Ct., Perry Cty., 12/11/2023; Commonwealth of Pennsylvania ex rel. Allegheny Cty. Dist. Att’y Stephen A. Zappala, Jr. v. CVS Ind., LLC, et al., Pa. Ct. Com. Pl., Delaware Cty., 8/8/2022; Paynter ex rel. Minor Child(ren) Z.N.B. v. McKesson Corp., et al., W. Va. Cir. Ct., Kanawha Cty., 3/28/2022; Blankenship ex rel. Minor Child Z.D.B. v. McKesson Corp., et al., W. Va. Cir. Ct., Kanawha Cty., 1/14/2022; Miss. Baptist Med. Ctr. Inc., et al. v. Amneal Pharm., LLC, et al., Miss. 1st Jud. Dist., Hinds Cty. Cir. Ct., 5/15/2020; Dallas Cty. Hosp. Dist. d/b/a Parkland Health & Hosp. Sys., et al., v. Amneal Pharm., LLC, et al., Tex. Dist. Ct., 152nd Jud. Dist., Harris Cty., 11/20/2019; Fla. Health Scis. Ctr., Inc., et al. v. Sackler, et al., Fla. Cir. Ct., 17th Jud. Cir., Broward Cty., 9/16/2019.

B. Case Citations For Pending Non-MDL Federal Court Cases as of December 1, 2025

Baby Doe 1, et al. v. Allergan Finances, LLC, et al., U.S. Dist. Ct., E.D. Tenn., 4/29/2025; Marshall Cty. Bd. of Educ., et al. v. Cephalon, Inc., et al., U.S. Dist. Ct., N.D. W. Va., 10/28/2024; Baby Doe, et al., ex rel. Their Guardian Ad Litem v. Endo Health Sols., Inc., et al., U.S. Dist. Ct., M.D. Tenn., 8/3/2022.

C. Case Citations For Pending Canadian Cases as of December 1, 2025

City of Grande Prairie, et al. v. Apotex Inc., et al., Alta. King’s Bench Ct., Calgary Jud. Ctr., 4/27/2023; Lac La Ronge Indian Band, et al. v. Apotex Inc., et al., Sask. King’s Bench Ct., Prince Albert Jud. Ctr., 3/17/2023.